EXHIBIT 10.23

(Cash settlement)

NEWS CORPORATION

2005 LONG TERM INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

To:

Title:

Business Unit:

Address:

News Corporation, a Delaware corporation (the “Company”), hereby grants you a performance award (the “Performance Award”). The terms and conditions of this Performance Award are set forth in this Performance Award Agreement (the “Agreement”) and in the News Corporation 2005 Long-Term Incentive Plan (the “Plan”) and are herein incorporated by reference.

Your Performance Award will be calculated by comparing (i) the actual [•] of [•] for the fiscal year ending June 30, [•] (“Fiscal [•]”) to (ii) the target [•] of your business unit for Fiscal [•]. The percentage to which the target [•] has been achieved is then used to determine the percentage of your annualized base salary that you may be entitled to receive, as indicated on the Performance Award Measurement Matrix below. Any Performance Award earned will be paid in restricted share units representing shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), to be settled in cash and which shall vest [•], subject to your continued employment with the Company and other terms and conditions set forth herein and in a restricted share unit agreement to be delivered to you upon delivery of your restricted share units under your Performance Award.

Date of Performance Award:	[•]

Participant’s User ID Number:	[•]

Performance Period:	[•]

Performance Goal Range:	[•]% to [•]+% on an index where 100% is equal to [•]’s target [•] for Fiscal [•]

Performance Award Measurement Matrix*:

Fiscal [•] Actual [•] as Percentage of Fiscal [•] Target [•] (Target = 100%)	Performance Award as Percentage of Annualized Base Salary
< [•]%	0.0%
[•]% to [•]%	[•]% to [•]%
[•]% to [•]%	[•]% to [•]%
[•]% to [•]%	[•]%
[•]% to [•]%	[•]% to [•]%
[•]% to [•]%	[•]% to [•]%
≥ [•]%	[•]%

*	If Actual Fiscal [•] [•] as a percentage of Target Fiscal [•] [•] falls within a band that is outside of the shaded target range, your Performance Award as a percent of your annualized base salary will be determined proportionately within the corresponding band (rounded to the nearest 0.5%).

By accepting this Performance Award, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is attached to this Agreement. You acknowledge that you have carefully reviewed the Plan and agree that this Agreement will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Company:
(Signature)

Title:

This is not a stock certificate or a negotiable instrument.

NEWS CORPORATION

2005 LONG-TERM INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

Earning a Performance Award	Following the end of the Performance Period, your Performance Award will be calculated by comparing (i) the actual [•] of your applicable business unit for Fiscal [•] (based on the Company’s audited consolidated financial statements for Fiscal [•]) to (ii) the target [•] of your applicable business unit for the Fiscal [•]. The percentage to which the target [•] has been achieved is then used to determine the percentage of your annualized base salary as of [•] that you may be entitled to receive (an “Earned Performance Award”), as indicated on the Performance Award Measurement Matrix on the cover of this Agreement. The Compensation Committee (the “Committee”) of the Company’s Board of Directors will determine whether your business unit has achieved results between the levels indicated on the Performance Award Measurement Matrix on the cover of this Agreement, as well as the U.S. dollar amount of your Earned Performance Award that may be payable to you in the form of restricted share units. The determination of the Committee will be binding.

Payment for Earned Performance Award in Restricted Share Units

Payment for any Earned Performance Award shall be made in the form of restricted share units with each restricted share unit representing the right to receive the U.S. dollar value of one share of Class A Common Stock in cash. The number of restricted share units awarded to you in satisfaction of an Earned Performance Award shall be determined by dividing the U.S. dollar amount of your Earned Performance Award by the Average Market Price (as defined below) of the Class A Common Stock, except that the number of restricted share units to be awarded shall be rounded down to the nearest whole number so that no fractional restricted share units shall be awarded. The restricted share units so awarded shall be evidenced in the form of a restricted share unit agreement. The “Average Market Price” shall be the average of the closing price of the Class A Common Stock on the New York Stock Exchange for the twenty (20) day trading period ending on a date to be determined by the Committee, but which shall be no later than ten (10) days after the Company’s earnings for Fiscal [•] are publicly released.

Subject to your continued employment with the Company, the restricted share units awarded shall vest according to the vesting schedule set forth on the cover sheet of this Agreement or the next succeeding business day, unless otherwise set forth in your restricted share unit agreement. Upon vesting, the restricted share units will be payable in cash and valued by reference to the closing price of the Class A Common Stock on the New York Stock Exchange on the trading date immediately preceding the vesting date.

Employment with the Company

This Performance Award is awarded to you on the condition that you remain employed by the Company from the date hereof through the date on which the restricted share units subject to your Performance Award are awarded.

In the event your employment with the Company is terminated for any reason during the Performance Period or after the Performance Period and before the award of restricted share units, you shall forfeit your Performance Award and neither you nor your beneficiary or estate, shall be entitled to receive any payment under your Performance Award, including for any Earned Performance Award.

In the event you are transferred from the business unit to which this Performance Award relates to another business unit within the Company, the Committee will make appropriate adjustments, if any, to your Performance Award.

In the event your employment with the Company ceases after the award of restricted share units, your rights will be determined under your restricted share unit agreement.

Adjustments to the Performance Award	In the event that, during any Performance Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance criteria involving the business unit or the Company, including, without limitation, changes in accounting standards, the Committee may adjust or modify, as determined by the Committee, in its sole and absolute discretion, the Performance Goal Range or the Performance Award Measurement Matrix, to the extent necessary to prevent reduction or enlargement of the Performance Award attributable to such transaction, circumstance or event during the Performance Period. All such determinations of the Committee shall be conclusive and binding on all persons for all purposes.

No Vested Right In Future Awards	Participant acknowledges and agrees (by receiving this Agreement) that the granting of Performance Awards under this Agreement are made on a fully discretionary basis by the Committee and that this Agreement does not lead to a vested right to receive additional Performance Awards in the future. Further, the Performance Award set forth in this Agreement constitutes a non-recurring benefit and the terms of this Agreement are only applicable to the Performance Award distributed pursuant to this Agreement.

Employment Agreements	This Agreement shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under an employment agreement with the Company and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control.

Confidentiality	You acknowledge that you have read and understand the Company’s policies on confidentiality as set forth in the News Corporation Standards of Business Conduct and the News Corporation Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with the Company and any time after your employment with the Company is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your Performance Award.

Retention and Other Rights

This Agreement does not give you the right to be retained or employed by the Company or any subsidiary or affiliate of the Company in any capacity for any given period or upon any specific terms of employment.

You waive any and all rights to compensation or damages for the termination of your office or employment with the Company or any of its subsidiaries or affiliates for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to this Performance Award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights	You, or your estate or heirs, do not have any of the rights of a stockholder of News Corporation, including, without limitation, the right to vote or receive dividends declared or paid on the Class A Common Stock, with respect to this Performance Award or any restricted share units granted to you pursuant to this Performance Award.

Performance Award Transferability	Your Performance Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your Performance Award be made subject to execution, attachment or similar process.

Applicable Law and Forum

This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

By accepting this Performance Award, you expressly consent to the exclusive jurisdiction of the state and federal courts serving New York, New York for all lawsuits and actions arising out of or relating to this Agreement, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability	In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Except as expressly provided in an applicable employment agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Performance Award and any prior agreements, commitments or negotiations concerning this Performance Award are superseded. This Agreement will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as home address, business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Performance Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident participants, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Performance Award you agree that the Company may deliver the

Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide paper copies. Please contact News Corporation Equity Plan Administration, 1211 Avenue of the Americas, New York, NY 10036 Attn: Equity Plan Administration or send an email to equityplansgroup@newscorp.com to request paper copies of these documents.